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                                                                     Exhibit 21

                      SUBSIDIARIES OF THE REGISTRANT

The following are subsidiaries of First Federal Bankshares, Inc. following the Conversion.


Name                                                 State of Incorporation
----                                                 ----------------------
First Federal Savings Bank of Siouxland              Federal

First Financial Corporation of Sioux City            Iowa

Equity Services, Inc.                                Iowa

United Escrow                                        Iowa

Sioux Financial Co.                                  Iowa